Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-264331 and 333-277957) and Form S-3 (Nos. 333-282905, 333-282181, and 333-281880) of Inspirato Incorporated of our report dated March 26, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.
Denver, Colorado
March 26, 2025